SETTLEMENT AND RELEASE AGREEMENT

This agreement is made and entered into this 8th day of August, 2005 by Richard C. Short (hereafter “Short”) and Royce Biomedical, Inc., a Nevada corporation (hereafter “Royce”) represented herein by its duly authorized officer, Donald Gee, pursuant to resolution of the board of directors adopted on the 8th day of August, 2005.

RECITALS

WHEREAS Short and Royce have been in dispute over terms, conditions, and obligations regarding payment of monies owed to Short in return for a certain stock certificate; and,

WHEREAS the disputed transaction originated between Short and a previous executive management team of Royce;

WHEREAS Short and Royce are now desirous of settling the dispute between them; and

WHEREAS Royce has agreed to issue 33,333 (THIRTY-THREE THOUSAND THREE HUNDRED AND THIRTY-THREE) shares of the common stock of Royce (the “Shares”) to Short in exchange of USD $13,333 (CDN $16,000) of debt recorded in the Royce financial statements; and

WHEREAS Short, for and in consideration of the matters set forth herein, has agreed to accept the 33,333 shares in full settlement and satisfaction of any and all claims asserted or which could be asserted, as of the date of this agreement; by Short against Royce, its officers, directors or employees, any of the Related Parties (as defined below), including without limitation, any claims for any future depreciation of the value of the shares or any other interest in the Company; and

NOW, THEREFORE, in consideration of the premises, terms, conditions and material promises contained herein, and for other good and valuable consideration not otherwise due, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound by this Agreement, agree as follows:

RELEASE

Upon the execution and delivery of the Shares by Royce to Short, Short agrees to the terms of this Agreement and does hereby irrevocably and unconditionally release, relinquish, compromise and settle and forever discharge any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, agreements, controversies, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, whether presently known or unknown, existing as of the date of this agreement arising in law or equity (collectively, the “Claims”), which Short may have or claim to have against Royce, its officers, directors, or employees elected from December 2, 2004 to the present,

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any of the Related Parties associated with the Company since December 2, 2004, including without limitation, Royce, any and all of Royce’s subsidiaries, its employees, officers, directors, stockholders, agents, representatives and direct and indirect affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf.

Notwithstanding the foregoing, “Claims” does not mean and is not intended to include any claim by Short resulting from a breach by Royce of this Agreement.

Miscellaneous.

(a)

Related Parties.

Under this agreement, the term “Related Parties” shall mean, without limitation, Royce, any and all of Royce’s subsidiaries, its employees, officers, directors, stockholders, agents, representatives and direct and indirect affiliates and their respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf.  All parties to be released under the terms of this agreement shall be any party that is or have been associated with Royce since December 2, 2004.

(b)

As this Agreement is made solely between Royce and Short, this agreement does not release any and all claims, known or unknown up to the present time, against any of the former directors, officers or employees of Royce prior to December 2 2004 that may be asserted against them individually by either Royce or Short as it relates to the shares underlying this Agreement.

(b)

Entire Agreement.

This Agreement embodies the entire agreement and understandings between the parties hereto relating to the subject matter hereof and may only be changed by a writing signed by all parties hereto.

(c)

Notices.

All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered: (i) if delivered in person; or (ii) five (5) business days following the mailing thereof, if mailed by certified or registered mail, return receipt requested; or (iii) the third business day following the delivery thereof, if delivered through an internationally recognized overnight carrier, addressed to each party hereto as follows:

If to Short, at:

Richard C. Short

260 SARSONS ROAD

COLDSTREAM, BC

CANADA

V1B 2M3

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If to Royce, at:

Royce Biomedical, Inc.

433 TOWN CENTER, SUITE 316

CORTE MADERA, CALIFORNIA

USA

94925

or at such other address as any party may designate by means of notice given in accordance with this Paragraph;

(d)

Headings.

The headings of the paragraphs of this Agreement have been inserted for convenience only, and shall not modify, define, limit or expend the express provisions of this Agreement.

(e)

Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the British Columbia, Canada, without regard to the principles of conflicts of law.

(f)

Consent to Jurisdiction.  All actions and proceedings arising out of, or relating to this Agreement shall be exclusively heard and determined only in courts sitting in British Columbia, Canada. The undersigned, by execution and delivery of this Agreement, expressly and irrevocably: (i) consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by certified mail, delivered or addressed as set forth in this Section; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

(g)

Binding Agreement.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written.

SHORT

/s/ Richard C. Short

Richard C. Short

ROYCE BIOMEDICAL, INC.

By: /s/ Donald Gee

Name: Donald Gee

Title: President and CEO

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